                                                         Exhibit 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        NINE MONTHS
                                            YEAR ENDED OCTOBER 31,                     ENDED JULY 31,
                               -------------------------------------------------     -------------------
                                 1992    1993       1994       1995       1996         1996        1997
                               -------  ------     -------    -------    -------     --------     ------
Income before income taxes     $(8,206) $8,574     $24,939    $46,649    $58,267      $51,770     $7,172
Add-back fixed charges(1):
     Interest expense            2,624   1,365         841        786      1,420        1,316      1,027
                               -------  ------     -------    -------    -------      -------     ------
Earnings before fixed charges  $(5,582) $9,939     $25,780    $47,435    $59,687      $53,086     $8,199
                               =======  ======     =======    =======    =======      =======     ======

Fixed charges(1):
     Interest expense            2,624   1,365         841        786      1,420        1,316      1,027
                               -------  ------     -------    -------    -------      -------     ------
Total fixed charges              2,624   1,365         841        786      1,420        1,316      1,027
                               =======  ======     =======    =======    =======      =======     ======

Ratio of Earnings to
 Fixed Charges                     n/a(2) 7.3x       30.7x      60.4x      42.0x        40.3x       8.0x


(1) Fixed charges consist of interest expense incurred, including capital leases, authorization of interest costs and the portion of rental expenses under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1992 by approximately $8.0 million.